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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM T-1

                            STATEMENT OF ELIGIBILITY
                   UNDER THE TRUST INDENTURE ACT OF 1939 OF A
                    CORPORATION DESIGNATED TO ACT AS TRUSTEE

          Check if an application to determine eligibility of a Trustee pursuant to Section 305 (b)(2) _____

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                                 CITIBANK, N.A.
              (Exact name of trustee as specified in its charter)

                                                             13-5266470
                                                             (I.R.S. employer
                                                             identification no.)

399 Park Avenue, New York, New York                          10043
(Address of principal executive office)                      (Zip Code)

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                 Westpac Securitisation Management Pty Limited
              (Exact name of obligor as specified in its charter)

Australian Capital Territory,                                N/A
Commonwealth of Australia                                    (I.R.S. employer
(State or other jurisdiction of                              identification no.)
incorporation or organization)



Level 25, 60 Martin Place
Sydney, NSW 2000, Australia
                                                            N/A
(Address of principal executive offices)                    (Zip Code)

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                                Debt Securities
             (Mortgage Backed Floating Rate Notes, Series 2002-1G)

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Item 1. General Information.

              Furnish the following information as to the trustee:

        (a) Name and address of each examining or supervising authority to which it is subject.

              Name                                           Address
              ----                                           -------
              Comptroller of the Currency                    Washington, D.C.

              Federal Reserve Bank of New York               New York, NY
              33 Liberty Street
              New York, NY

              Federal Deposit Insurance Corporation          Washington, D.C.

        (b)   Whether it is authorized to exercise corporate trust powers.

              Yes.

Item 2. Affiliations with Obligor.

              If the obligor is an affiliate of the trustee, describe each such affiliation.

                      None.

Item 16.      List of Exhibits.

              List below all exhibits filed as a part of this Statement of Eligibility.

              Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as exhibits hereto.

              Exhibit 1 - Copy of Articles of Association of the Trustee, as now in effect. (Exhibit 1 to T-1 to Registration Statement No. 2-79983)

              Exhibit 2 - Copy of certificate of authority of the Trustee to commence business. (Exhibit 2 to T-1 to Registration Statement No. 2-29577)

              Exhibit 3 - Copy of authorization of the Trustee to exercise corporate trust powers. (Exhibit 3 to T-1 to Registration Statement No. 2-55519)

              Exhibit 4 - Copy of existing By-Laws of the Trustee. (Exhibit 4 to T-1 to Registration Statement No. 33-34988)

              Exhibit 5 - Not applicable.

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               Exhibit 6 - The consent of the Trustee required by Section 321(b)
               of the Trust Indenture Act of 1939. (Exhibit 6 to T-1 to Registration Statement No. 33-19227.)

               Exhibit 7 - Copy of the latest Report of Condition of Citibank, N.A. (as of September 30, 2001 - attached)

               Exhibit 8 - Not applicable.

               Exhibit 9 - Not applicable.

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                                   SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the Trustee, Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York and State of New York, on the day of 22nd day of February, 2002.

                                        CITIBANK, N.A.

                                        By:   /s/ Mark O'Hare
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               Exhibit 6 - The consent of the Trustee required by Section 321(b)
               of the Trust Indenture Act of 1939. (Exhibit 6 to T-1 to Registration Statement No. 33-19227.)

               Exhibit 7 - Copy of the latest Report of Condition of Citibank, N.A. (as of December 31, 2001 - attached)

               Exhibit 8 - Not applicable.

               Exhibit 9 - Not applicable.

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                                   SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the Trustee, Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York and State of New York, on the 22nd day of February, 2002.

                                        CITIBANK, N.A.

                                        By:   /s/ Mark O'Hare
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